Exhibit 5.1


                                [SCOR letterhead]



January 21, 2005

SCOR
1, Avenue du General de Gaulle
92074 Paris-La Defense Cedex
France

Ladies and Gentlemen:

        In my capacity as General Counsel of SCOR, a societe anonyme organized under the laws of the Republic of France (the "Company"), and in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to up to 550,000 ordinary shares, no par value, of the Company (the "Ordinary Shares"), which may be issued under the SCOR Specific Stock Options Plan for the Subscription of Shares to Be Issued Dated August 25, 2004 (the "Plan"), you have requested my opinion as to the matters set forth below.

        I have examined and considered original or copies, certified or otherwise identified to my satisfaction, of the following corporate records, as well as other corporate records, certificates and other documents, and such questions of French law, as I have considered necessary or appropriate for purposes of rendering this opinion:

           1. an excerpt of the minutes of the Company's general meeting of shareholders (assemblee generale) held on May 18, 2004, authorizing the board of directors of the Company, for a term expiring on May 18, 2007, to decide upon the grant of options to employees or officers of the Company to purchase or subscribe for the Ordinary Shares, including pursuant to the Plan;

           2. an excerpt of the minutes of the board of directors held on August 25, 2004 approving, pursuant to the authority conferred by the above-mentioned shareholders meeting, the Plan and the grant thereunder, of options, allowing the holders thereof to subscribe or purchase the Ordinary Shares.

        In all examinations of documents, instruments and other papers, I have assumed the genuineness of all signatures on originals and certified documents and the conformity to originals and certified documents of all copies submitted to me as conformed, photostatic or other copies. I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

        Based upon the foregoing examination and the information thus supplied, it is my opinion that the Ordinary Shares to be offered under the Plan being registered on the Registration Statement are duly authorized and, when issued and sold upon the exercise of options and



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payment of the exercise price therefor pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.

        In connection with this opinion, I have assumed that, at the time of the grant of options under the Plan and the issuance of the Ordinary Shares pursuant thereto, (i) the shareholders and board of directors resolutions referred to in paragraphs (1) and (2) above shall not have been amended or rescinded and (ii) there will not have occurred any change in applicable law or any amendment in the statuts of the Company affecting the validity of the Ordinary Shares to be issued upon exercise of the options, and the issuance and delivery of such Ordinary Shares will comply with then applicable law.

        The foregoing opinion is limited to the laws of the Republic of France, and I express no opinion as to the effect of the law of any other jurisdiction.

        This letter speaks as of the date hereof and I disclaim any obligation to advise you or any other person of changes in law or fact that occur after the date hereof.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the reference to my name under Item 5. "Interests of Named Experts and Counsel" in the prospectus which is a part of the Registration Statement. In giving such consents, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.



                                                   Very truly yours,








                                                   /s/ Emmanuelle Rousseau
                                                   -----------------------------

                                                   Emmanuelle Rousseau
                                                   General Counsel